PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 19, 2000	Pricing Supplement No. 11 to Registration Statement No. 333-34392 Dated June 19, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
GLOBAL MEDIUM-TERM NOTES, SERIES D
Euro Fixed Rate Senior Bearer Notes Due 2010

We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2010) prior to the maturity date other than under the circumstances described under "Description of Notes-Tax Redemption" in the accompanying prospectus supplement.

We will issue the notes only in bearer form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.  You may not exchange notes in bearer form at any time for notes in registered form.

We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as is practicable following the settlement of the notes.

We describe the basic features of this type of note in the section called "Description of Notes-Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	JPY 11,000,000,000	Interest Rate:	2.09% per year
Maturity Date:	June 28, 2010	Maximum Interest Rate:	N/A
Settlement Date (Original Issue Date):	June 28, 2000	Minimum Interest Rate:	N/A
Interest Accrual Date:	June 28, 2000	Interest Payment Dates:	Each June 28, commencing June 28, 2001
Issue Price:	99.99%	Interest Payment Period:	Annual
Specified Currency:	Japanese Yen ("JPY")	Denominations:	JPY 1,000,000
Redemption Percentage at Maturity:	100%	Business Day:	Tokyo and New York
Initial Redemption Percentages:	N/A	Common Code:	011326129
Annual Redemption Percentage Reduction:	N/A	ISIN:	XS0113261290
Optional Repayment Date(s):	N/A	Other Provisions:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER
FUJI INTERNATIONAL FINANCE PLC                                               SANWA INTERNATIONAL PLC
TOKYO-MITSUBISHI INTERNATIONAL

Plan of Distribution:

On June 19, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.59%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.99% less a selling concession of 0.20% and a combined management and underwriting commission of 0.20% of the principal amount of these notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. International Limited	JPY 10,250,000,000
Fuji International Finance PLC	250,000,000
Sanwa International plc	250,000,000
Tokyo-Mitsubishi International plc	250,000,000
Total	JPY 11,000,000,000